Prospectus Supplement No. 3 dated June 21, 1999                  Rule 424(b)(3)
To Prospectus dated August 14, 1998                          File No.:333-60985



                             14,328,010 Shares

                                ACE LIMITED

                              Ordinary Shares
                          (par value 0.041666667)


         This Supplement No. 3 supplements and, to the extent inconsistent therewith, amends the information contained in the prospectus of ACE Limited, a Cayman Islands company, dated August 14, 1998 as supplemented by Prospectus Supplement No. 1 dated May 4, 1999, Prospectus Supplement No. 1 (Revised) dated May 4, 1999 and Prospectus Supplement No. 2 dated
May 10, 1999.

         We have been informed by Insurance Partners Charman (Bermuda), L.P., a Bermuda limited partnership ("IPC"), and Insurance Partners Offshore (Bermuda), L.P., a Bermuda limited partnership ("IPO"), that they have made pro rata distributions of an aggregate of 7,952,613 ordinary shares to their direct and indirect partners (each a "Partner"). The 7,952,613 ordinary shares represent all of the ordinary shares registered on behalf of IPC and IPO in the prospectus. As described in Prospectus Supplement No. 2 dated May 10, 1999, a total of 2,315,483 of these ordinary shares were sold by the Partners named therein to J.P. Morgan Securities Inc., as underwriter.

         The following table sets forth the name of each selling shareholder, the number of ordinary shares beneficially owned by each selling shareholder and the number of ordinary shares offered hereby. We have been informed by the selling shareholders that, except as set forth in the footnotes to the table, none of the selling shareholders has held any position, office or other material relationship with us or any of our affiliates within the past three years other than as a result of his, her or its ownership of ordinary shares (or securities convertible into or exercisable for ordinary shares). None of the figures below for any selling shareholder individually represents 1% or more of our outstanding ordinary shares.

         The ordinary shares listed in the following table may be offered from time to time by the selling shareholders named below. However, such selling shareholders are under no obligation to sell all or any portion of such ordinary shares, nor are the selling shareholders obligated to sell any such ordinary shares immediately under the prospectus. Because the selling shareholders may sell all or part of their ordinary shares, no estimate can be given as to the number of ordinary shares that will be held by any selling shareholder upon termination of any offering made hereby.




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



                                              Ordinary Shares
                                           Beneficially Owned    Ordinary Shares
Name of Selling Shareholder                 Prior to Offering     Offered Hereby
---------------------------                ------------------    ---------------

Aon Corporation (1)                                 318,282            318,282
Sheikh Abdulrahman Ali Al-Turki                     122,200            122,200
American States Insurance Company                    63,656             63,656
Arab Investment and Management Corporation          122,200            122,200
Chris Argyyris                                          611                611
Glenn R. August                                     104,430            104,430
Michael A. Bell                                       9,172              9,172
William H. Bohnsack                                     636                636
Bowdoin College                                      66,742             66,742
David G. Brown                                        6,417              6,417
Capital Partnership                                  19,363             19,363
Bernard J. Carl                                       7,745              7,745
Carlisle Ventures, Inc.                             381,939            381,939
Centre Reinsurance Limited                        1,192,453          1,192,453
Centre Reinsurance Services (Bermuda) Limited        71,001             71,001
Centre Reinsurance Services (Bermuda) II            151,200            151,200
Chase Manhattan I.P. (Bermuda) Holdings Limited     270,652            270,652
Chase Manhattan International Finance, Ltd.             506                506
Chase Manhattan Investment Holdings, L.P.           188,972            188,972
Laurence Cheng                                        1,222              1,222
Bradley E. Cooper                                    64,020             64,020
Thomas Craig                                          3,055              3,055
Thomas R. Dickson                                     1,591              1,591
DLJ Fund Investment Partners, L.P.                   63,656             63,656
Daniel L. Doctoroff                                 104,430            104,430
Executive Risk Indemnity Inc.                        63,657             63,657
Executive Risk Inc.                                   6,372              6,372
Shannon A. Fairbanks                                  1,291              1,291
Thomas M. Fink (2)                                    1,910              1,910
Susan S. Fleming                                      8,835              8,835
Jeffrey H. Freed                                      4,309              4,309
Eugene M. Freedman                                    4,284              4,284
Joseph B. Fuller                                      6,574              6,574
Mark B. Fuller                                        5,963              5,963
FW Group GenPar, Inc.                                   865                865
FWI Investors, Inc.                                 163,308            163,308
Luc Gagnon                                            1,222              1,222
Steven D. Germain                                     1,910              1,910
Steven M. Gluckstern                                 81,855             81,855
Jonathan Goodman                                        611                611



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John P. Grayken                                       2,581              2,581
Group 31, Inc.                                        1,426              1,426
Steven B. Gruber                                    104,430            104,430
Michael Hamer                                         1,527              1,527
Richard M. Haverland                                 82,139             82,139
Inmost Holdings Ltd.                                 36,660             36,660
Insurance Partners Offshore (Bermuda), L.P.          44,246             44,246
William S. Janes                                      2,581              2,581
Stephen M. Jennings                                     611                611
Scott Krase                                             484                484
Frank D. Lackner                                     18,282             18,282
Leyton, Ltd.                                          1,222              1,222
Robert S. Lurie                                       3,055              3,055
Roger M. Martin                                       5,197              5,197
Elizabeth Martineau                                   3,821              3,821
Isaac Mashitz                                         1,273              1,273
Mayfair Management Services S.A.                     24,440             24,440
John McClellan                                          611                611
MCLP I Corporation                                      614                614
Robert A. Meister                                    25,463             25,463
Lord John Moore                                       1,376              1,376
Mark D. Mosca                                         1,273              1,273
Peter G. Mulvihill                                    2,547              2,547
Diane L. Murray                                         161                161
Nattak Corporation                                   36,660             36,660
David G. Offensend                                   60,404             60,404
Oak Hill Partners, Inc.                              61,278             61,278
Phight, L.L.C.                                       63,656             63,656
Frank D. Pierson                                      2,546              2,546
Peter R. Porrino                                      1,273              1,273
Michael E. Porter                                     3,055              3,055
Eric C. Rahe                                          6,059              6,059
Richard A. Rawlinson                                  1,833              1,833
Douglas Rohall                                        2,444              2,444
Richard L. Sandor                                     6,366              6,366
John D. Shuck                                         1,273              1,273
Sirocco Holdings Ltd.                               122,200            122,200
Robert A. Spass                                     287,832            287,832
Source One Mortgage Services Corporation            190,969            190,969
Eileen M. Sweeney                                     1,273              1,273
Mark T. Thomas                                        6,443              6,443
Paul H. Warren                                       84,420             84,420
David L. Wasserman                                    1,591              1,591
Mark A. Wolfson                                       2,581              2,581



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Ziff Investors Partnership, L.P. II                 318,282            318,282
Zurich Reinsurance (North America), Inc.            318,282            318,282


--------------------------
(1)      In addition, Aon Corporation owns options to purchase 5,000
         Ordinary Shares of the Company at an exercise price of $40.00 per share.
(2) Mr. Fink worked as a consultant for CAT Ltd. prior to the acquisition of CAT Ltd. by the Company.




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